UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 8, 2006
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)
(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 8, 2006, Champion Retail, Inc. (“Champion Retail”), an indirect wholly-owned subsidiary of Champion Enterprises, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Bayshore Advantage LLC (“Bayshore”), an affiliate of Encore Partners, LLC, a private investment group. Pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, Champion Retail will sell to Bayshore (the “Transaction”) all of the outstanding equity interest of San Jose Advantage Homes, Inc. (“Advantage Homes”) which is engaged in retail home sales in the state of California. The aggregate purchase price for Advantage Homes will consist of approximately $44 million in cash, subject to a working capital adjustment, and a subordinated 5-year interest bearing note of approximately $8 million.
Champion Retail and Bayshore have each made customary representations, warranties and covenants in the Stock Purchase Agreement. Champion Retail and Bayshore each agreed to indemnify the other for certain losses arising out of breaches or representations and warranties, covenants and other specified matters. Consummation of the Transaction is subject to customary conditions, including, among others that the Company and Advantage Homes enter into a five-year supply agreement pursuant to which the Company’s manufacturing operations in California and Arizona will continue to be the primary supplier of factory-built homes to Advantage Homes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary

Date: September 13, 2006